EXHIBIT  23



            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

The  Board  of  Directors and Shareholders of
MacDermid,  Incorporated:

We consent to the incorporation by reference in the registration statement (No. 333-89185) on Form S-8 of MacDermid, Incorporated and subsidiaries of our reports dated March 15, 2005, with respect to the consolidated balance sheets of MacDermid, Incorporated as of December 31, 2004 and 2003, and the related consolidated statements of earnings and other comprehensive income, shareholders' equity, and cash flows, for each of the years in the three year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are incorporated by reference in the December 31, 2004 annual report on Form 10-K of MacDermid, Incorporated.

As discussed in Note 1 to the consolidated financial statements, Summary of Significant Accounting Policies, effective July 1, 2003, the Corporation adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

/s/ KPMG, LLP

Hartford, Connecticut
March  15,  2005